                                                                    EXHIBIT 10.2

                   EMPLOYEE RETENTION AND MOTIVATION AGREEMENT
                   (AMENDED AND RESTATED AS OF MARCH 22, 2007)

      This agreement (the "Agreement") originally effective as of July 23, 1998 (the "Agreement Date") by and between James D. Freedman (the "Covered Person") and Progress Software Corporation, a Massachusetts corporation (the "Company"), is hereby amended and restated as of March 22, 2007, as follows:

                                 R E C I T A L S

      A. The Covered Person presently serves as an employee or officer of the Company in a role that is important to the continued conduct of the Company's business and operations.

      B. The Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Covered Person, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

      C. The Board believes that it is imperative to provide the Covered Person with certain benefits following a Change of Control and certain severance benefits upon the Covered Person's termination of employment following a Change in Control and has previously entered into the Agreement with the Covered Person.

      D. The Board now believes that it is important to revise the benefit provided by the Agreement in the event of a Change of Control.

      E. The Covered Party accepts the revisions to the Agreement.

      F. In order to accomplish the foregoing objectives, the parties desire the Agreement to be amended and restated and superseded in its entirety.

      G. Certain capitalized terms used in this Agreement are defined in Section 4 below.

      In consideration of the mutual covenants herein contained and in consideration of the continuing employment of the Covered Person by the Company, the parties agree to amend and restate the Agreement as follows:

      1. Term of Employment The Company and the Covered Person acknowledge that the Covered Person's employment is at will, as defined under applicable law, except as may otherwise be provided under the terms of any written employment agreement between the Company and the Covered Person, that is signed on behalf of the Company now or hereafter in effect. If the Covered Person's employment terminates for any reason, the Covered Person shall not be entitled to any payments, benefits, damages, awards or compensation (collectively, "recompense") other than the maximum recompense as provided by one of the following: (i) this Agreement, or (ii) any written employment agreement then in effect between the Covered

Person and the Company, or (iii) the Company's existing severance guidelines and benefit plans which are in effect at the time of termination, or (iv) applicable statutory provisions. The provisions of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) 30 September 2008; provided, however, that the term of the provisions of this Agreement may be extended by written resolutions adopted by the Board. A termination of the provisions of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of termination of employment occurring prior to the termination of the provisions of this Agreement.

      2. Benefits Immediately Following Change of Control

            (a) Treatment of Outstanding Options and Restricted Equity Effective immediately upon a Change of Control, unless the outstanding stock options and shares of restricted equity held by the Covered Person under the Company's stock option plans on the date of the Change of Control are continued by the Company or assumed by its successor entity, all outstanding stock options held by the Covered Person shall accelerate and become fully exercisable, and all shares of restricted equity held by the Covered Person shall become nonforfeitable and all restrictions shall lapse. If such outstanding options and shares of restricted equity held by the Covered Person are continued by the Company or assumed by its successor entity, then vesting shall continue in its usual course.

            (b) Payment of Management Bonus Effective immediately upon a Change of Control, the Covered Person's annual management bonus shall be fixed at the Covered Person's target bonus level as in effect immediately prior to the Change of Control and the Covered Person shall be paid a pro-rated portion of such bonus, as of the date of the Change of Control. Any payment to which the Covered Person is entitled pursuant to this section shall be paid in a lump sum within thirty (30) days of the event requiring such payment.

      3. Severance Benefits

            (a) Termination Following a Change of Control If the Covered Person's employment terminates after a Change of Control, then, subject to
Section 5 below, the Covered Person shall be entitled to receive severance benefits as follows:

                  (i) Involuntary Termination If the Covered Person's employment is terminated within twelve (12) months following a Change of Control as a result of Involuntary Termination, then the Covered Person shall be entitled to receive a lump sum severance payment in an amount equal to fifteen (15) months of the Covered Person's annual Target Compensation; and in addition, for a period of fifteen (15) months after such termination, the Company shall be obligated to provide the Covered Person with benefits that are substantially equivalent to the Covered Person's benefits (medical, dental, vision and life insurance) that were in effect immediately prior to the Change of Control. In addition, each outstanding stock option held by the Covered Person which had been granted prior to the date of the Change of Control under the Company's stock option plans shall accelerate and become fully exercisable and all shares of restricted equity held by the Covered Person which had been granted prior to the date of the Change of Control under the Company's stock option plans shall become nonforfeitable and all restrictions shall lapse. Any severance payments to which the Covered Person is entitled pursuant to this section shall be paid in a lump sum within thirty (30) days of the effective date of the Covered Person's termination. For purposes of this Paragraph 3(a)(i), the term "Target Compensation" shall mean the highest level of Target Compensation applicable to the Covered Person from the period of time immediately prior to the Change of Control through the effective date of the Covered Person's termination. With respect to any taxable income that the Covered Person is deemed to have received for federal income tax purposes by virtue of the Company providing continued employee benefits to the Covered Person, the Company shall make a cash payment to the Covered Person such that the net economic result to the Covered Person will be as if such benefits were provided on a tax-free basis to the same extent as would have been applicable had the Covered Person's employment not been terminated.

                  Anything in this Agreement to the contrary notwithstanding, if at the time of the Covered Person's separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Covered Person is considered a "specified employee" within the meaning of
Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Covered Person becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of
(A) six months after the Covered Person's date of termination, (B) the Covered Person's death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax. The parties agree that this Agreement may be amended, as reasonably requested by either party and as may be necessary to comply fully with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

                  (ii) Voluntary Resignation If the Covered Person's employment terminates by reason of the Covered Person's voluntary resignation (and is not an Involuntary Termination), then the Covered Person shall not be entitled to receive any severance payments or other benefits except for such benefits (if any) as may then be established under the Company's then existing severance guidelines and benefit plans at the time of such termination.

                  (iii) Disability; Death If the Company terminates the Covered Person's employment as a result of the Covered Person's Disability, or such Covered Person's employment is terminated due to the death of the Covered Person, then the Covered Person shall not be entitled to receive any severance payments or other benefits except for those (if any) as may then be established under the Company's then existing severance guidelines and benefit plans at the time of such Disability or death.

                  (iv) Termination for Cause If the Company terminates the Covered Person's employment for Cause, then the Covered Person shall not be entitled to receive any severance payments or other benefits following the date of such termination, and the Company shall have no obligation to provide for the continuation of any health and medical benefit or life insurance plans existing on the date of such termination, other than as required by law.

            (b) Termination Other than in Connection with Change of Control If the Covered Person's employment is terminated for any reason either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then the Covered Person shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance guidelines and benefit plans at the time of such termination.

      4. Definition of Terms The following terms referred to in this Agreement shall have the following meanings:

            (a) Change of Control "Change of Control" shall mean the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, whether by tender offer, or otherwise; or

                  (ii) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Agreement Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company as of the Agreement Date, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  (iii) The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately prior thereto representing less than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; but the Company is clearly the acquirer considering the totality of the circumstances, including such factors as whether the president of the Company will continue as president of the Company or the surviving entity, the majority of the directors of the Company or the surviving entity will be Incumbent Directors, substantially all of the executive officers of the Company will be retained, etc., all as determined immediately prior to the consummation of the merger or consolidation by the Incumbent Directors.

                  (iv) The liquidation of the Company; or the sale or disposition by the Company of all or substantially all of the Company's assets.

            (b) Involuntary Termination "Involuntary Termination" shall mean (i) without the Covered Person's express written consent, the assignment to the Covered Person of any duties or the significant reduction of the Covered Person's duties, either of which is materially inconsistent with the Covered Person's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Covered Person from such position and responsibilities, which is not effected for Disability or for Cause; (ii) a material reduction by the Company in the base salary and/or bonus of the Covered Person as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Covered Person is entitled immediately prior to such reduction with the result that the Covered Person's overall benefit package is significantly reduced; (iv) the relocation of the Covered Person to a facility or a location more than fifty (50) miles from the Covered Person's then present location, without the Covered Person's express written consent; (v) any purported termination of the Covered Person by the Company which is not effected for death or Disability or for Cause, or any purported termination for Cause for which the grounds relied upon are not valid; or (vi) the failure of the Company to obtain, on or before the Change of Control, the assumption of the terms of this Agreement by any successors contemplated in Section 7 below. An Involuntary Termination shall be effective upon written notice by the Covered Person.

            (c) Cause "Cause" shall mean (i) any act of personal dishonesty taken by the Covered Person in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Covered Person, (ii) the conviction of a felony, (iii) a willful act by the Covered Person which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Covered Person of the Covered Person's obligations as an employee of the Company which are demonstrably willful and deliberate on the Covered Person's part after there has been delivered to the Covered Person a written demand for performance from the Company which describes the basis for the Company's belief that the Covered Person has not substantially performed his or her duties.

            (d) Disability "Disability" shall mean that the Covered Person has been unable to perform his or her duties as an employee of the Company as the result of incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Covered Person or the Covered Person's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty
(30) days' written notice by the Company of its intention to terminate the Covered Person's employment. In the event that the Covered Person resumes the performance of substantially all of his or her duties as an employee of the Company before termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (e) Target Compensation "Target Compensation" shall mean the total of all fixed and variable cash compensation due a Covered Person based upon one hundred percent (100%) attainment of performance levels.

      5. Limitation on Payments In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Covered Person (i) constitute

"parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Covered Person's severance benefits under Section 3(a)(i) shall be either

                  (i) delivered in full, or

                  (ii) delivered as to such lesser extent which would result in no portion of such severance benefits subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Covered Person on an after tax basis, of the greatest amount of severance payments and benefits, notwithstanding that all or some portion of such severance payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and the Covered Person otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving the Company's independent public accountants immediately prior to the Change of Control (the "Accountants") in good faith consultation with the Covered Person. In the event of a reduction in benefits hereunder, the Covered Person shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this
Section 5, the Accountants may make reasonable assumptions and approximations concerning the application taxes and may rely on reasonable good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Covered Person shall furnish to the Accountants such information and documents as the Accountants may reasonable request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

      6. Remedy If Covered Person's benefits are reduced to avoid the Excise Tax pursuant to Section 5 hereof and notwithstanding such reduction, the IRS determines that the Covered Person is liable for the Excise Tax as a result of the receipt of severance benefits from the Company, then Covered Person shall be obligated to pay to the Company (the "Repayment Obligation") an amount of money equal to the "Repayment Amount." The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Covered Person's net proceeds with respect to his or her severance benefits hereunder (after taking into account the payment of the Excise Tax imposed on such benefits) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, the Covered Person shall pay the Excise Tax. The Repayment Obligation shall be discharged within thirty (30) days of either (i) the Covered Person entering into a binding agreement with the IRS as to the amount of Excise Tax liability, or (ii) a final determination by the IRS or a court decision requiring the Covered Person to pay the Excise Tax from which no appeal is available or is timely taken.

      7. Successors

            (a) Company's Successors Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) which becomes bound by the terms of this Agreement by operation of law.

            (b) Covered Person's Successors The terms of this Agreement and all rights of the Covered Person's hereunder shall inure to the benefit of, and be enforceable by, the Covered Person's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

      8. Notice

            (a) General Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Covered Person, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

            (b) Notice of Termination by the Company Any termination by the Company of the Covered Person's employment with the Company at any time following a Change of Control shall be communicated by notice of termination to the Covered Person at least five (5) days prior to the date of such termination, given in accordance with Section 8(a) of this Agreement. Such notice shall specify the termination date and whether the termination is considered by the Company to be for Cause as defined in Section 4(c) in which case the Company shall identify the specific subsection(s) of Section 4(c) asserted by the Company as the basis for the termination and shall set forth in reasonable detail the facts and circumstances relied upon by the Company in categorizing the termination as for Cause.

            (c) Notice by Covered Person of Involuntary Termination by the Company In the event the Covered Person determines that an Involuntary Termination has occurred at any time following a Change of Control, the Covered Person shall give written notice that such Involuntary Termination has occurred as set forth in this Section 8(c). Such notice shall be delivered by the Covered Person to the Company in accordance with Section 8(a) of this Agreement within ninety (90) days following the date on which such Involuntary Termination has occurred (or, if such Involuntary Termination occurred as a result of more than one event set forth in Section 4(b), within ninety (90) days following the earliest of such events), shall indicate the specific provision or provisions in this Agreement upon which the Covered Person relied to make such determination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such determination. The failure by the Covered Person to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Covered Person hereunder or preclude the Covered Person from asserting such fact or circumstance in enforcing his or her rights hereunder.

      9. Miscellaneous Provisions

            (a) No Duty to Mitigate The Covered Person shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Covered Person may receive from any other source.

            (b) Waiver No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed in writing and signed by the Covered Person and by an authorized officer of the Company (other than the Covered Person). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision of the same condition or provision at another time.

            (c) Entire Agreement Except with respect to the terms of any written employment agreement, if any, by and between the Company and the Covered Person that is signed on behalf of the Company, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

            (d) Choice of Law The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

            (e) Severability The invalidity or enforceability of any provisions or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (f) Arbitration Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event the Covered Person prevails in an action or proceeding brought to enforce the terms of this Agreement or to enforce and collect on any non-de minimis judgment entered pursuant to this Agreement, the Covered Person shall be entitled to recover all costs and reasonable attorney's fees.

            (g) No Assignment of Benefits The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (g) shall be void.

            (h) Employment Taxes Subject to Section 5, all payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

            (i) Assignment by Company The Company may assign its rights under this Agreement to an affiliate and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of the assignment. In the case of any such assignment, the term "Company" when used in a section of the Agreement shall mean the corporation that actually employs the Covered Person.

            (j) Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first above written.

Progress Software Corporation

By:  /s/ Norman R. Robertson                  By: /s/ James D. Freedman
     ------------------------------               ------------------------------
     Authorized Officer                           Covered Person